Exhibit 10.7

AVON PRODUCTS, INC.
2016 OMNIBUS INCENTIVE PLAN

STOCK OPTION AGREEMENT

1.
Grant of Option. Pursuant to the provisions of its 2016 Omnibus Incentive Plan (as amended and restated from time to time, the “Plan”), Avon Products, Inc. (the “Company”) has granted to you (the “Optionee”) the right and option to purchase from the Company shares of Stock (“Shares”) at an exercise price per Share (the “Exercise Price”) as set forth in the Optionee’s grant notification (the “Option”). The Option is subject to the terms and conditions set forth below, as well as those terms and conditions set forth in the Plan, all of which are hereby incorporated by reference. All capitalized terms used in this Stock Option Agreement (this “Agreement”) shall have the meaning set forth in the Plan, unless otherwise defined herein.

2.Exercise of Option.
(a)The Option shall be exercisable in the installments outlined in the Optionee’s grant notification. The entire Option is fully exercisable after the final vesting date. To the extent that any of the installments becomes exercisable, it shall continue to be exercisable at any time thereafter until the Option shall terminate, expire or be surrendered.
(b)Shares may be purchased through exercise of the Option by contacting the Company’s authorized agent: (x) on-line; (y) via the telephone; or (z) through a broker.
The Optionee shall designate one, or a combination, of the following methods of purchase:
(i)tender to the Company’s authorized agent of a check for the full Exercise Price of the Shares with respect to which the Option or portion thereof is exercised; or
(ii)by delivery to the Company’s authorized agent of a number of Shares (which may include an attestation of ownership of such Shares) having an aggregate Fair Market Value of not less than the product of (x) the Exercise Price multiplied by (y) the number of Shares the Optionee intends to purchase upon exercise of the Option on the date of delivery; or
(iii)instructions to the Company’s authorized agent that Shares acquired as a result of the Option exercise be immediately sold and that the Company’s authorized agent deliver the full Exercise Price to the Company, together with any tax withholdings, whereupon the net cash proceeds and/or Shares shall be forwarded to the Optionee. The Company may establish special terms and conditions for this “cashless” exercise and at any time may terminate availability of this form of purchase.
The Optionee should be aware that the exercise method as outlined under Section 2(b)(i) and (ii) will result, and the exercise method as outlined under Section 2(b)(iii) may result, in the ownership of Shares and may also require the exchange of local currency into U.S. dollars and

Exhibit 10.7

the transfer of funds to the U.S. In addition, the Optionee will be required to open and use a U.S. based brokerage account. The Optionee will personally be responsible for any local compliance requirements in relation to all of the above transactions.
Moreover, the Optionee should be aware that regardless of the exercise method used, the Optionee will personally be responsible for any local compliance requirements in relation to the transfer of U.S. dollars and the making of a foreign investment, if any. These requirements may change from time to time and the Company may at any time establish special terms and conditions to the exercise of the Option and at any time may terminate or limit the availability of any form of exercise as outlined above, subject to applicable law.
The Company is not responsible for foreign exchange fluctuations between the Optionee’s local currency and the U.S. dollar nor is the Company liable for any decrease in the value of the Shares.

1.	Expiration of Option.
(a)The Option shall expire or terminate and may not be exercised to any extent by the Optionee as of the first to occur of the following events:
(i)The tenth anniversary of the date of grant of this Option (the “Grant Date”), or such earlier time as the Company may determine is necessary or appropriate in light of applicable laws; or
(ii)The first anniversary of the date of the Optionee’s Separation from Service by reason of death or Disability; or
(iii)The third anniversary of the date of the Optionee’s Separation from Service by reason of Retirement; or
(iv)The date of the Optionee’s Separation from Service for Cause; or
(v)The date that is ninety days after Separation from Service of the Optionee for a reason other than for Cause, death, Disability or Retirement, but only to the extent the Option is exercisable as of the date of such Separation from Service (with any unexercisable portion of the Option terminating on the date of any such Separation from Service); or
(vi)Except where void by law and unless otherwise determined by the Committee, the Optionee’s violation of any non-disclosure, non-compete or non-solicitation covenant applicable to the Optionee as set forth in Section 5 of this Agreement or in his or her severance, employment or similar contract or any Company policy, regardless of whether or not the Optionee has incurred a Separation from Service due to Disability, Retirement or otherwise.
(b)In the event of the Optionee’s Separation from Service because of death or Disability, the entire Option shall immediately become exercisable in full, notwithstanding Section 2(a) of this Agreement. In the event of the Optionee’s Separation from Service after the first anniversary of the Grant Date because of Retirement, the Option shall continue to vest according to the schedule as set forth in the Optionee’s grant notification.
(c)A paid or unpaid leave of absence of the Optionee that has been approved by the Company shall not constitute a Separation from Service of the Optionee. During such paid or unpaid leave of absence, the Option shall continue to vest according to the schedule set forth in the Optionee’s grant notification. For the avoidance of doubt, vesting of the Option during any notice period relating to any termination of the Optionee’s employment by the Company (and, if applicable, by any Subsidiary for whom the Optionee is employed) other than for Cause is determined under Section 7(j) of this Agreement.
(d)For purposes of this Agreement, the Optionee’s employment by a Subsidiary shall be considered a Separation from Service on the date on which such Subsidiary ceases to be a Subsidiary.

Exhibit 10.7

2.Change in Control. Notwithstanding any other provision of this Agreement, in the event of a Change in Control, the vesting and exercise of the Option shall be governed by the provisions of the Plan regarding a Change in Control, which are incorporated herein by reference.
3.Non-Competition/Non-Solicitation/Non-Disclosure. The Optionee agrees that, during the period beginning on the Grant Date and ending on the later of (x) the first anniversary of the date the Option is fully exercised and (y) the first anniversary of the Optionee’s Separation from Service with the Company (or, if applicable, a Subsidiary) for any reason whatsoever (including, but not limited to, with or without Cause, Retirement or Disability), he or she shall not, without the prior written consent of the Committee, engage in any of the following activities:
(a)directly or indirectly engage or otherwise participate in any business which is competitive with any significant business of the Company or any Subsidiary, including without limitation, the Optionee’s acceptance of employment with, entrance into a consulting or advisory arrangement with, rendering services to or otherwise facilitating the business of Amway Corp./Alticor Inc., Amore Pacific, Arabela, Arbonne, Beiersdorf (Nivea), COTY, De Millus S.A., Ebel Int’l/Belcorp Corp., Elizabeth Arden, Faberlic, Herbalife Ltd., Inter Parfums, Jequiti, Lady Racine/LR Health & Beauty Systems GmbH, LG Health & Household, L’Occitane, L’Oréal Group/Cosmair Inc., Mary Kay Inc., Mistine/Better Way (Thailand) Co. Ltd., Natura Cosmetics S.A., Neways Int’l, NuSkin Enterprises Inc., O Boticário, Oriflame Cosmetics S.A., Origami Owl, Reckitt Benckiser PLC, Revlon Inc., Rodan & Fields, Shaklee Corp., Shiseido, Stella & Dot, Silpada, The Body Shop Int’l PLC, The Estée Lauder Companies Inc., The Procter & Gamble Company, Tupperware Corp., Unilever Group (N.V. and PLC), Vorwerk & Co. KG/Jafra Worldwide Holdings (Lux) S.à.R.L. Inc., Yanbal Int’l (Yanbal, Unique), Younique or any of their affiliates; or
(b)solicit or aid in the solicitation of any employees of the Company or any Subsidiary to leave their employment.
In addition, the Optionee shall not, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any secret or confidential information, knowledge or data, including without limitation any trade secrets, relating to the Company or a Subsidiary, and their respective businesses, obtained by the Optionee during his or her employment by the Company or a Subsidiary and which is not otherwise publicly known (other than by reason of an unauthorized act by the Optionee), to anyone other than the Company and those designated by it.
In the event the Company determines that the Optionee has breached any term of this Section 5 or any non--disclosure, non-compete or non-solicitation covenant set forth in his or her severance, employment or similar contract or any Company policy, then in addition to any other remedies the Company may have available to it, unless otherwise determined by the Committee: (i) all unexercised portions of the Option granted hereunder shall terminate to the extent the Option has not been exercised and (ii) if the Option has been exercised, then the Optionee shall forfeit all Shares issued to the Optionee in connection with the exercise of the Option; provided, however, that the Company shall return to the Optionee the lesser of any consideration paid by the Optionee in exchange for Shares issued to the Optionee hereunder or the Fair Market Value of Shares forfeited hereunder at the time of forfeiture; and provided, further, that if the Optionee no longer holds Shares issued to the Optionee hereunder, then the Optionee shall pay to the Company in cash the excess of the Fair Market Value of the Shares issued to the Optionee upon exercise of the Option, determined as of the date of such exercise, over any consideration paid by the Optionee in exchange for such Shares.
Notwithstanding anything in this Section 5 to the contrary, this Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict the Optionee from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities Exchange Act of 1934).

Exhibit 10.7

4.
Recoupment. Except where void by law and unless otherwise determined by the Company, the Option, and the Shares issued to the Optionee in connection with the exercise of the Option hereunder, are subject to forfeiture and/or recoupment in the event that the Optionee has engaged in misconduct, including: (x) a serious violation of the Company’s Code of Conduct; or (y) a violation of law within the scope of employment with the Company and its Subsidiaries. The Option and any Shares issued to the Optionee in connection with the exercise of the Option hereunder are also subject to the Company’s Compensation Recoupment Policy.

5.Service Acknowledgements. The Optionee acknowledges and agrees as follows:
(a)The execution and delivery of this Agreement and the granting of the Option hereunder shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or its Subsidiaries to employ the Optionee for any specific period.
(b)The award of the Option is voluntary and occasional and does not entitle the Optionee to any benefit other than that specifically granted under this Agreement and under the Plan, or to any future awards or other benefits under the Plan or any similar plan, even if Options have ever been granted in the past or have repeatedly been granted in the past. Any benefits granted under this Agreement and under the Plan are extraordinary and not part of the Optionee’s ordinary or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension, welfare or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any of its Subsidiaries. The Optionee understands and accepts that the benefits granted under the Plan are entirely at the grace and discretion of the Company and that the Company retains the right to amend or terminate the Plan, and/or the Optionee’s participation therein, at any time, at the Company’s sole discretion and without notice, subject to applicable law and the terms of the Plan.
(c)Nothing in this Agreement shall confer upon the Optionee any right to continue in the service of the Company or a Subsidiary or interfere in any way with any right of the Company or a Subsidiary to terminate the employment of the Optionee at any time, subject to applicable law.
(d)The Optionee is participating in the Plan, accepting the Option and entering into this Agreement voluntarily.
(e)The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
(f)All decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company.
(g)The future value of the Shares underlying the Option is unknown, indeterminable and cannot be predicted with certainty. The value of the Shares may increase or decrease.
(h)Neither the Company nor any Subsidiary is providing any tax, legal or financial advice or making any recommendations regarding this award, the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the Shares.
(i)In consideration of the grant of the Option, (i) the Optionee shall have no claim or entitlement to compensation or damages arising from (x) forfeiture of the Option resulting from termination of the Optionee’s service (for any reason whether or not in breach of local law) or otherwise pursuant to the terms of this Agreement or (y) diminution in value of the Option or Shares issued upon exercise of the Option and (ii) the Optionee irrevocably releases the Company and its Subsidiaries from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by accepting the Option, the Optionee shall be deemed irrevocably to have waived the Optionee’s entitlement to pursue such a claim.
(j)Any notice period mandated under applicable law or otherwise arising in connection with an involuntary Separation from Service by the Company (and, if applicable, by any Subsidiary for whom

Exhibit 10.7

the Optionee is employed) other than for Cause shall be treated as service for the purpose of determining the vesting of the Option. However, any notice period mandated under applicable law or otherwise for which the Optionee receives pay in lieu of notice shall not be treated as service for purpose of determining the vesting of the Options, and the Optionee’s right to vesting of the Option after Separation from Service, if any, will be measured by the date of termination of the Optionee’s active service and will not be extended by any such notice period. Similarly, if the Company elects to place the Optionee on garden leave (or the equivalent) during any notice period arising in connection with an involuntary Separation from Service by the Company (and, if applicable, by any Subsidiary for whom the Optionee is employed) other than for Cause, such garden leave period shall not be treated as service for the purpose of determining the vesting of the Options, and the Optionee’s right to settlement of the Option after termination of service, if any, will be measured by the date of termination of the Optionee’s active service (i.e., the commencement of such leave) and will not be extended by any such leave. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether the Optionee’s service has terminated and the effective date of such Separation from Service.
(k)The grant of the Option will not be interpreted to form an employment contract or employment relationship with the Company or any of its Subsidiaries that does not otherwise exist.
6.Data Privacy Acknowledgement and Consent. By signing this Agreement, the Optionee acknowledges and agrees that in order to implement, manage and administer the Option and the Optionee’s participation in the Plan and/or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to the Option, the Company and/or an entity belonging to the Company’s group of companies (including the Optionee’s employer) may need to process the Optionee’s personal data (electronically or otherwise) including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or other equity securities, directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Optionee’s favor (the “Personal Data”). The transfer of Personal Data to and collection by third party service providers outside the Company’s group of companies, such as the Company’s authorized agent, may also be necessary in order to implement, manage and administer the Option and the Plan.
The Optionee expressly and unambiguously consents to the collection, use and other processing of Personal Data by the Company, entities belonging to the Company’s group of companies, and third-party service providers. The Optionee understands that the Company may transfer the Optionee’s Personal Data to the United States, or other countries which may have a different or lower level of data protection law than the Optionee’s home country and which are not considered by the European Commission or the United Kingdom (should the United Kingdom cease to be a member of the European Economic Area (the “EEA”)) (if the Optionee is a resident of the United Kingdom or the EEA) or the data protection agencies of other jurisdictions to have data protection laws equivalent to the laws in the Optionee’s country. The Company will therefore maintain an EU-U.S. Privacy Shield certification or enter into an alternate data processing and transfer arrangement authorized by applicable law, such as Standard Contractual Clauses, to protect the Optionee’s Personal Data consistent with data protection laws of the European Union or the United Kingdom (should the United Kingdom cease to be a member of the EEA).
In addition, the Optionee expressly and unambiguously consents to the disclosure of Personal Data to, and processing by, a third party in the event of any potential or actual reorganization, merger, sale, joint venture, assignment, transfer or other disposition of all or any portion of the Company’s business, assets or stock (including in connection with any bankruptcy or similar proceedings); and as the Company believes necessary or appropriate: (a) under applicable law, including laws outside of the Optionee’s country; (b) to comply with legal processes; and (c) to respond to requests from public and government authorities including public and government authorities outside of the Optionee’s country.

Exhibit 10.7

The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, managing and administering this Option and the Optionee’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any Shares acquired upon exercise of the Option. The Optionee understands that Personal Data will be held only as long as is necessary to implement, manage and administer the Option and the Optionee’s participation in the Plan, unless a longer retention period is required by applicable laws, regulations, rules or valid requests or orders of a court or other dispute resolution forums or of a governmental or public authority, in each case, including those of a court or other dispute resolution forums or of a governmental or public authority outside of the Optionee’s country. The Optionee understands that he or she may, at any time, view his or her Personal Data, request additional information about the storage and processing of his or her Personal Data, require any necessary amendments to his or her Personal Data that is incorrect or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local stock program coordinator.
If the Optionee does not consent, or if the Optionee later seeks to revoke the Optionee’s consent, the Optionee’s employment status or career with the Company or Subsidiary will not be adversely affected; the only adverse consequence of refusing or withdrawing the Optionee’s consent is that the Company would not be able to grant options under the Plan or other equity awards, or manage or administer such awards. Therefore, the Optionee understands that refusing or withdrawing the Optionee’s consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact the Optionee’s local stock program coordinator.
If the Optionee is a resident of the EEA or the United Kingdom (should the United Kingdom cease to be a member of the EEA), his or her Personal Data will not be processed on the basis of consent (unless the Optionee provides a specific consent separate from this Section 8), but will be processed where necessary to fulfil the Company’s contractual obligations with the Optionee, where necessary to comply with the Company’s legal obligations under any applicable laws, or to meet the Company’s legitimate business interests. The Company has a legitimate interest in managing its business appropriately including incentivizing its employees, complying with its legal and contractual obligations, and keeping its records accurate and up to date. Optionees who are residents of the EEA or the United Kingdom (should the United Kingdom cease to be a member of the EEA) should refer to the Privacy Statement for Associates issued by his or her employer for additional information about the processing of the Optionee’s Personal Data and his or her privacy rights. The Privacy Statement for Associates will govern the processing of the Optionee’s Personal Data in connection with the administration of this award and the Optionee’s participation in the Plan.

The Company will take reasonable measures to keep the Personal Data private, confidential and accurate. The Optionee may obtain details with respect to the collection, use, processing and transfer of his or her Personal Data in relation to Plan participation and may also request a list with names and addresses of potential recipients of the Personal Data and/or access to and updates of such Personal Data, if needed, by contacting his or her local stock program coordinator.

7.
Responsibility for Taxes. By accepting this grant, the Optionee hereby irrevocably elects to satisfy any taxes and social insurance contribution withholding required to be withheld by the Company or its Subsidiaries on the date of grant, vesting or exercise of the Option or delivery or sale of any Shares hereunder or on any earlier date on which such taxes or social insurance

Exhibit 10.7

contribution withholding may be due (“Tax Liability”) by authorizing the Company and any of its Subsidiaries to withhold a sufficient number of Shares that would otherwise be deliverable to the Optionee upon exercise of the Option. If, for any reason, the Shares that would otherwise be deliverable to the Optionee upon exercise of the Option would be insufficient to satisfy the Tax Liability, the Company and any of its Subsidiaries are authorized to withhold an amount from the Optionee’s wages or other compensation sufficient to satisfy the Tax Liability. Furthermore, the Optionee agrees to pay the Company or its Subsidiaries any amount of the Tax Liability that cannot be satisfied through one of the foregoing methods.
Apart from any withholding obligations that may apply to the Company and/or its Subsidiaries, the Optionee acknowledges and agrees that the ultimate responsibility for the Tax Liability is and remains with the Optionee. The Optionee further acknowledges that: (x) the Company and its Subsidiaries make no representations or undertakings regarding the Tax Liability or the receipt of any dividends; (y) the Company and its Subsidiaries do not commit to structure the terms of the grant or any other aspect of the Option to reduce or eliminate the Tax Liability; and (z) the Optionee should consult a tax adviser regarding the Tax Liability.
The Optionee acknowledges that he or she may not participate in the Plan and the Company and its Subsidiaries shall have no obligation to deliver Shares until the Tax Liability has been fully satisfied by the Optionee.
It is recognized by both parties that, based on current U.S. laws, the difference between the Fair Market Value of the Shares purchased upon exercise of the Option and the Exercise Price of such Shares generally will constitute ordinary taxable income for U.S. federal income and social security tax purposes and for most state and local income tax purposes.

8.
Notice. Any notice required to be given hereunder to the Optionee shall be addressed to the Optionee at his or her current address shown on the Company’s records. Notice shall be sent by mail, express delivery or, if practical, by electronic delivery or hand delivery.

9.Provisions Inconsistent with Translation. To the extent that the Optionee has been provided with a translation of this Agreement, the English language version of this Agreement shall prevail in case of any discrepancies or ambiguities due to translation.
10.Acknowledgement. The Company and the Optionee agree that the Option is granted under, and governed by, the Optionee’s grant notification, this Agreement and the Plan. The Optionee: (x) acknowledges receipt of a copy of such grant notification, this Agreement, the Plan and the prospectus relating to the Plan; (y) represents that the Optionee has carefully read and is familiar with their provisions; and (z) hereby accepts the Option subject to all of the terms and conditions set forth in the Optionee’s grant notification, this Agreement and the Plan.
11.Compliance with Laws and Regulations. The granting of the Option and the delivery of Shares hereunder shall be subject to all applicable laws, rules and regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and the Optionee with all applicable laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Shares may be listed or quoted at the time of such issuance or transfer. If any provision of this Agreement conflicts with applicable mandatory law, the provisions of such law shall govern.
12.Additional Conditions to Issuance of Shares or Exercise. If at any time the Company determines, in its discretion, that as a condition to the issuance of Shares to the Optionee (or the Optionee’s estate) hereunder, it is necessary or desirable to (i) list, register, qualify or comply with the rules of any securities exchange, (ii) qualify or comply with any applicable state, federal or foreign law, including the applicable tax code and related regulations, or (iii) obtain the consent or approval of any governmental regulatory authority or securities exchange, then such issuance will not occur unless and

Exhibit 10.7

until such listing, registration, qualification, rule compliance, consent or approval is completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of Shares hereunder will violate federal securities laws or other applicable law, the Company will defer delivery until the earliest date on which the Company reasonably anticipates that the delivery of Shares hereunder will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.
13.Foreign Exchange. Where applicable, the Optionee acknowledges and agrees that it is the Optionee’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of Shares pursuant to the exercise of the Option and that the Optionee shall be responsible for any reporting of inbound international fund transfers required under applicable law. The Optionee is advised to seek appropriate professional advice as to how the exchange control regulations apply to the Optionee’s specific situation. The Optionee acknowledges and agrees that neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the U.S. Dollar that may affect the value of the Option or of any amounts due to the Optionee pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.
14.Miscellaneous. The Company at any time, and from time to time, may amend the terms of this Agreement; provided, however, that the rights of the Optionee shall not be materially adversely affected without the Optionee’s written consent (except to the extent permitted under the Plan). No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law. In lieu of issuing a fraction of a Share resulting from an adjustment of the Option pursuant to Section 9 of the Plan or otherwise, the Company shall be entitled to pay to the Optionee an amount equal to the Fair Market Value of such fractional Share. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and to the benefit of the Optionee and the Optionee’s beneficiaries, executors, administrators, heirs and successors. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
15.Entire Agreement. This Agreement (including Appendix A), the Plan and the Optionee’s grant notification contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.
16.Applicable Law. This Agreement (including Appendix A), the Plan and the Optionee’s grant notification, and all actions taken hereunder or under the Plan, shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of law principles thereof.
17.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Option or future options that may be awarded under the Plan by electronic means, or request the Optionee’s consent to participate in the Plan by electronic means. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to a Company intranet or the Internet site of a third party involved in administering this award or the Plan, the delivery of the document via electronic mail or such other means of electronic delivery specified by the Company. The Optionee consents to the electronic delivery of the Plan documents (including the prospectus relating to the Plan) and this Agreement. The Optionee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Optionee by contacting

Exhibit 10.7

the Company by telephone or in writing. The Optionee further acknowledges that the Optionee will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Optionee understands that the Optionee must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Optionee may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Optionee has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised electronic mail address by telephone, postal service or electronic mail. Finally, the Optionee understands that he or she is not required to consent to electronic delivery of documents.
18.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations or assessments regarding the Optionee’s acceptance of this award, participation in the Plan, or acquisition or sale of the underlying Shares. The Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her acceptance of this award and participation in the Plan before taking any action related to the Plan.
19.Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.
20.Appendix. Notwithstanding any provisions in this Agreement, the Option shall be subject to any special terms, conditions or notifications set forth in Appendix A to this Agreement for the Optionee’s country, which shall constitute part of this Agreement. Moreover, if the Optionee relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to the Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.
[Signatures on Next Page]

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Optionee have executed this Agreement as of the Grant Date.
By the Optionee’s acceptance of this Agreement, the Optionee and the Company agree that the Option is granted under and governed by the terms and conditions of the Plan, the Optionee’s grant notification and this Agreement. The Optionee has reviewed the Plan, the Plan prospectus, the Optionee’s grant notification and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Plan prospectus, the Optionee’s grant notification and this Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Plan prospectus, the Optionee’s grant notification and this Agreement. The Optionee further agrees to notify the Company upon any change in Optionee’s residence address.

Exhibit 10.7

AVON PRODUCTS, INC.	OPTIONEE

_________________________ Chief Executive Officer	_________________________ Name:

APPENDIX A
ADDITIONAL TERMS AND CONDITIONS OF
INTERNATIONAL OPTION AGREEMENT
UNDER THE
AVON PRODUCTS, INC. 2016 OMNIBUS INCENTIVE PLAN
NON-U.S. EMPLOYEES

This Appendix includes additional terms and conditions that govern the Option granted to the Optionee under the Plan if the Optionee resides in one of the countries listed below. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.
The Optionee understands and agrees that the Company strongly recommends that the Optionee not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because applicable rules and regulations regularly change, sometimes on a retroactive basis, and the information may be out of date at the time the Option vests or is exercised or the Shares underlying the Option are issued.
The Optionee further understands and agrees that if the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working, transfers employment after grant of the Option, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Optionee, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply, or determine that other terms and conditions are necessary or advisable in order to comply with local law or to facilitate the administration of the Agreement.
Argentina
Securities Law Information
The Optionee understands that neither the Options nor the Shares underlying the Options are publicly offered or listed on any stock exchange in Argentina. Therefore the offer of the Options does not constitute a public offering as defined under Argentine law. The offer is private and not subject to the supervision of any Argentine governmental authority.
Exchange Control Information
The Optionee is solely responsible for complying with the exchange control rules that may apply to the Optionee in connection with his or her participation in the Plan and/or transfer of proceeds from the sale

Exhibit 10.7

of Shares or receipt of dividends acquired under the Plan into Argentina. Prior to transferring funds into Argentina, the Optionee should consult his or her local bank and/or exchange control advisor to confirm what will be required by the bank because interpretations of the applicable Central Bank regulations vary by bank and exchange control rules and regulations are subject to change without notice.

Foreign Asset/Account Reporting Information
Argentinian residents must report any Shares acquired under the Plan and held by the resident on December 31 of each year on their annual tax return for that year.
Brazil
Compliance Notice
By accepting the Option, the Optionee agrees to comply with all applicable Brazilian laws and satisfy all applicable tax and social insurances associated with the vesting of the Option and the sale of the Shares obtained pursuant to the exercise of the Option. By accepting the Option, the Optionee further agrees that, for all legal purposes: (i) the benefits provided under the Plan are the result of commercial transactions unrelated to the Optionee’s employment; (ii) the Plan is not a part of the terms and conditions of the Optionee’s employment; and (iii) the income from the Option, if any, is not part of the Optionee’s remuneration from employment.
Report of Overseas Assets
If the Optionee is resident or domiciled in Brazil, the Optionee will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights equals or exceeds US$100,000. Assets and rights that must be reported include, but are not limited to, the Shares acquired under the Plan.

Exchange Control Information
Remittance of funds for the purchase of Shares under the Plan must be made through an authorized commercial bank in Brazil.
Colombia
Foreign Exchange Notice / Overseas Investment Registration
Prior approval from a government authority generally is not required to purchase and hold foreign securities or to receive the Option. However, if the purchase of foreign securities is made through a foreign exchange intermediary (i.e., with funds located in Colombia that are then transferred abroad), a Form No. 4 will be required in order to register the investment with the Colombian Central Bank. The purchase of foreign securities may also be completed with funds the Optionee already holds abroad. In this scenario, no investment registration is required unless the value of foreign investments, including the value of any equity awards, as of December 31st of any given year, equals or exceeds US $500,000. In such case, the investments must be registered with the Colombian Central Bank by June 30th of the following year by filing a Form No. 11.

Exhibit 10.7

In any case, the Optionee understands and acknowledges that if the Optionee’s total overseas investments, including but not limited to any payment or Shares acquired pursuant to the Plan, at any time exceeds US $500,000, the Optionee is required to register such investments with the Colombian Central Bank by June 30 of the following year.
Germany
Exchange Control Information
Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In the event that the Optionee makes or receives a payment in excess of this amount, he or she is required to report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).
Securities Disclaimer
Participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Germany.
Mexico
Employment and Labor Law Acknowledgements
As a condition of accepting the Option, the Optionee acknowledges and agrees that: (i) the Option is not related to the salary or any other contractual benefits provided to the Optionee by the Optionee’s employer; (ii) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Optionee’s employment; (iii) the grant of the Option is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability to the Optionee; and (iv) neither the grant of the Option nor the issuance of Shares in any way establishes a labor relationship between the Optionee and the Company, which is headquartered in the United States, or any additional rights between the Optionee and the Optionee’s employer, based in Mexico.
By accepting the Option, the Optionee acknowledges that he or she has received a copy of the Plan, the Agreement and the Optionee’s grant notification, and has reviewed the Plan, the Agreement, including this Appendix, and the Optionee’s grant notification in their entireties, and fully understands and accepts all provisions thereof.
The Optionee acknowledges and confirms that the Optionee does not reserve any action or right to bring any claim against the Company or its Subsidiaries for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Company and its Subsidiaries with respect to any claim that may arise under the Plan.
Compliance with Mexican Securities Laws
The Plan, the Option and the Shares are exempt from affirmative registration requirements in Mexico because the rights to acquire Shares pursuant to the Option and the Plan are limited to specified qualified employees in Mexico and communicated in a private and confidential manner.

Exhibit 10.7

Poland
Foreign Exchange Notice
The Optionee understands and acknowledges that the Optionee must notify the National Bank of Poland of the value of all foreign share ownership, including but not limited to Shares acquired under the Plan, if such ownership exceeds a designated threshold. If required, the reports are due on a quarterly basis by the 20th day following the end of each quarter. The reports are filed on special forms available on the website of the National Bank of Poland. In addition, the Optionee should maintain evidence of such foreign exchange transactions for five years, in case of a request for their production by the National Bank of Poland. The Optionee is strongly encouraged to consult with an appropriate legal advisor regarding these requirements.

Securities Disclaimer
The grant of the Options is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Poland.
Romania
Exchange Control Information
If the Optionee deposits the proceeds from the sale of Shares in a bank account in Romania, the Optionee may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds. The Optionee is encouraged to consult his or her personal advisor to determine whether the Optionee will be required to submit such documentation to the Romanian bank.
Securities Disclaimer
Participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Romania.
Spain
Tax Reporting Obligation for Assets Held Abroad
Individuals in Spain are required to report assets and right located outside of Spain (which would include Shares or any funds held in a U.S. brokerage account) on Form 720 by March 31st after each calendar year. Generally, a report is not required if the value of assets held outside of Spain is EUR 50,000 or less or if the assets held outside of Spain have not increased by more than EUR 20,000 compared to the previous year (assuming that a prior report has been filed reporting these assets). The Optionee is encouraged to consult his or her personal tax advisor for more information on how to complete the report and the specific information on what types of assets are required to be reported.
Foreign Exchange Notice
The Optionee understands that to participate in the Plan, the Optionee must comply with exchange control regulations in Spain. In this regard, the Optionee understands that if the Optionee remits funds out of

Exhibit 10.7

Spain to exercise the Option or receives cash dividends or cash proceeds from the sale of Shares, the Optionee must comply with all applicable foreign exchange regulations and notification requirements and provide any required information to the local financial institution through which the Optionee transfers the funds.
If the Optionee acquires Shares under the Plan and wishes to transfer the share certificates to Spain, the Optionee understands that the Optionee must declare the importation of such securities to the Dirección General de Política Comercial e Inversiones Exteriores (i.e., the Bureau for Commercial Policy and Foreign Investments, which is a department of the Ministry of Economy).
Securities Disclaimer
The grant of the Option is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Spain.
Turkey
Securities Law Information
Under Turkish law, the Optionee is not permitted to sell Shares acquired under the Plan in Turkey. The Optionee must sell the Shares acquired under the Plan outside of Turkey. The Shares are currently traded on the New York Stock Exchange in the United States under the ticker symbol “AVP” and shares may be sold on this exchange.
Exchange Control Information
Under Turkish exchange control regulations, the Optionee may be required to use a financial intermediary institution approved under the Turkish Capital Market Law to acquire or sell shares traded on a foreign market and to report such activity to the Capital Markets Board.  The Optionee should consult his or her personal advisor regarding these requirements.
United Kingdom
Securities Disclosure
Neither the Agreement nor this Appendix is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan and the Option are exclusively available in the UK to bona fide employees and former employees of the Company and any UK Subsidiary.
Tax and National Insurance Contributions
If the Company determines that it is required to account to HM Revenue & Customs for the Tax Liability and any Secondary NIC Liability or to withhold any other tax as a result of the Option, the Optionee, as a condition to the vesting of the Option, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding liabilities. The Optionee shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the exercise of the Option or disposition of Shares acquired pursuant to the Option.

Exhibit 10.7

As a further condition of the exercise of the Option under the Plan, the Optionee may at the Company’s discretion be directed to join with the Company, or if and to the extent that there is a change in the law, any of its Subsidiaries or person who is or becomes a Secondary Contributor in making a Joint Election which has been approved by HM Revenue & Customs, for the transfer of the whole Secondary NIC Liability.
To the extent permitted by law, the Optionee hereby agrees to indemnify and keep indemnified the Company and its Subsidiaries for any Tax Liability.